Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Warner Music Group Corp.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for leases as of October 1, 2019 due to the adoption of ASC Topic 842, Leases, and for revenue recognition as of October 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York

August 6, 2021